EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                        NORTECH FOREST TECHNOLOGIES, INC.


                                   ARTICLE ONE

         The name of the Corporation is Nortech Forest Technologies, Inc.

                                   ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("Act").

                                  ARTICLE FOUR

         The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be fifteen million (15,000,000) shares of Common Stock, $.01 par value, and two million (2,000,000) shares of Preferred Stock, $.01 par value. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

                  1. Issuance in Class or Series. The Common Stock or Preferred Stock may be issued from time to time in one or more series, or either or both of the Common and Preferred Stock may be divided into additional classes and such classes into one or more series. The terms of a class or series, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the Board of Directors designating such class or series which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a class or series shall specify all or such of the rights or preferences of such class or series as the Board of Directors shall determine, including, without limitation, any or all of the following, if applicable: (a) the number of shares to constitute such class or series and the distinctive designation thereof; (b) the dividend or manner for determining the dividend payable with respect to the shares of such class or series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate and whether the shares in such class or series shall be entitled to preference or priority over any other class or series of stock of the Corporation with respect to


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         payment of dividends; (c) the terms and conditions,  including price or a manner for determining the price, of redemption, if any, of the shares of such class or series; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such class or series; (e) the amount that the shares of such class or series shall be entitled to receive, if any, in the event of any liquidation, dissolution or winding up of the Corporation and whether such shares shall be entitled to a preference or priority over shares of another class or series with respect to amounts received in connection with any liquidation, dissolution or winding up of the Corporation; (f) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or any other series of the same or any other class or classes of stock, of the Corporation and the terms and conditions of any such conversion or exchange; (g) the voting rights, if any, of shares of stock of such class or series in addition to those granted herein, if any; (h) the status as to reissuance or sale of shares of such class or series redeemed, purchased or otherwise reacquired or surrendered to the Corporation on conversion; (i) the conditions and restrictions, if any, on the payment of dividends or on the making of
         other   distributions   on,  or  the  purchase,   redemption  or  other
         acquisition by the Corporation or any subsidiary, of any other class or series of stock of the Corporation ranking junior to such shares as to dividends or upon liquidation; (j) the conditions, if any, on the creation of indebtedness of the Corporation, or any subsidiary; and (k) such other preferences, rights restrictions and qualifications as the Board of Directors may determine.

                  All shares of the Common Stock shall rank equally and all shares of the Preferred stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one series of a class of Common Stock or Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates which dividends thereon shall accrue and be cumulative.

                  2. Other Provisions. Shares of Common Stock or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions of the Board of Directors providing for the issue of such stock by the Board of Directors, provided the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions or such class or series is clearly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.


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                  3.  Common  Stock.   Except  as  otherwise   provided  in  any
         resolution or resolutions adopted by the Board of Directors providing for the issuance of a class or series of Preferred Stock or Common Stock, the Common Stock shall: (a) have the exclusive voting power of the Corporation; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Corporation; (c) entitle the holders to share ratably, without preference over any other shares of the Corporation, in all assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holders thereof, on such record dates as are determined, from time to time, by the Board of Directors, to receive such dividends, if any, if, as and when declared by the Board of Directors.

                                  ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                   ARTICLE SIX

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE SEVEN

         Subject to the rights of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly-called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, unless all of the stockholders entitled to vote thereon consent thereto in writing.

                                  ARTICLE EIGHT

         The Corporation shall have the power to indemnify its present or former directors, officers, employees and agents or any person who served or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the Act. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled, under any Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

                                  ARTICLE NINE

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Act; or, (iv) for any transaction from which the director derived an improper personal benefit.



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                                   ARTICLE TEN

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                 ARTICLE ELEVEN

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may, from time to time, provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE TWELVE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                ARTICLE THIRTEEN

         The initial members of the Board of Directors of the Corporation shall be:

                              Robert H. Gilbertson
                                  Robert Mayer
                                  Ronald Runck

                                ARTICLE FOURTEEN

         The name and address of the incorporator of the Corporation is as follows:

                              Thomas J. Puff, Esq.
                         Petersen, Tews & Squires, P.A.
                                 4800 IDS Center
                               80 South 8th Street
                          Minneapolis, Minnesota 55402


         IN WITNESS WHEREOF, this Certificate of Incorporation was executed by the above named individual on this 8th day of May, 1995.


                                               /s/ Thomas J. Puff, Esq.
                                              Thomas J. Puff, Esq.


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into effective the 4th day of May, 1995, between Nortech Forest Technologies, Inc., a Colorado corporation (the "Company"), and Nortech Forest Technologies, Inc., a Delaware ("Nortech Delaware" and/or the "Surviving
Corporation"). Nortech Delaware and the Company are sometimes hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

         WHEREAS, the respective Board of Directors of each of the Constituent Corporations have determined that, subject to the terms and conditions hereinafter set forth, it is advisable and to their respective shareholders' mutual advantage and benefit to adopt a plan, whereby the Company will merge with and into Nortech Delaware (the "Merger") pursuant to this Agreement; and

         WHEREAS, to effect the Merger, the Constituent Corporations desire to adopt a Plan of Reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

         NOW,  THEREFORE,  in  consideration  of the  premises  and  the  mutual
representations,   warranties,  covenants,  agreements,  and  conditions  herein contained, the parties hereto agree as follows:

                 ARTICLE I. THE MERGER; CLOSING; EFFECTIVE TIME

         Section 1.1 The Merger. Subject to the terms and conditions of this Agreement at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Nortech Delaware and the separate corporate existence of the Company shall thereupon cease. The Company's wholly-owned subsidiary, Nortech Forest Products, Inc., a Minnesota corporation, shall continue as a separate Minnesota corporate entity and shall continue to operate as a wholly-owned subsidiary of the Surviving Corporation subsequent to the Merger. Nortech Delaware shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Nortech Delaware, with all of its rights, privileges, immunities, and franchises shall continue, unaffected, by the Merger. The Merger shall have the effects specified in the Colorado Corporation Code ("CCC") and the General Corporation Law of the State of Delaware with respect to the Company and Nortech Delaware.

         Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Petersen, Tews & Squires, P.A., 4800 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402 at approximately 5:00 p.m. C.D.T. time on June 21, 1995 ("Closing Date").



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         Section  1.3  Effective   Time.  As  soon  as   practicable   following
fulfillment, or waiver, of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated or abandoned, pursuant to
Article VIII hereof, Nortech Delaware and the Company will cause Certificates of Articles of Merger to be signed by each Constituent Corporation ("Articles of Merger") and then filed with the Secretaries of State of the states of Delaware and Colorado. The Merger shall become effective upon the filing of Articles of Merger with the Delaware Secretary of State pursuant to Section 252 of the General Corporation Law of the State of Delaware, and such time is hereinafter referred to as the "Effective Time."

         Section 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider, or be advised, that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of the Company or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale assignments, and assurances, and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                 ARTICLE II. THE MERGER; CLOSING; EFFECTIVE TIME

         Section 2.1 The Certificate of Incorporation. The Certificate of Incorporation of Nortech Delaware in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the General Corporation Law of the State of Delaware.

         Section 2.2 The Bylaws. The Bylaws of Nortech Delaware in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the General Corporation Law of the State of Delaware.

                       ARTICLE III. OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

         Section 3.1 Officers and Directors. The directors of Nortech Delaware at the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of Nortech Delaware at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Bylaws.


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                     ARTICLE IV. CONVERSION OF CANCELLATION
                             OF SHARES IN THE MERGER

         Section 4.1 Conversion or Cancellation of Shares. The manner of converting or cancelling the Company's shares in the Merger shall be as follows:

                           (a) Conversation of Common Stock. At the Effective Time, each share of the no par value common stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (the "Cancelled Shares"), other than shares as to which appraisal rights have been perfected, and not withdrawn or otherwise forfeited under the CCC, by virtue of the Merger, and without any action on the part of the holder thereof, shall be automatically and immediately converted into the right to receive one (1) share of common stock, $.01 par value per share, of Nortech Delaware common stock ("New Common Stock") (the "New Common Stock" set forth in this subsection is herein referred to as the "Merger Consideration"). All such Cancelled Shares, by virtue of the Merger, and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Cancelled Shares shall thereafter cease to have any rights with respect to such Cancelled Shares, except the right to receive the Merger Consideration for such Cancelled Shares, upon the surrender of such certificate in accordance with Section 4.2 hereof. No fractional shares of New Common Stock shall be issued as Merger Consideration. Instead of any fractional shares of New Common Stock which would otherwise be issuable, Nortech Delaware will have such fraction rounded to the next higher whole number of shares. For purposes of determining the number of shares to be issued in the Merger, Company Common Stock held by one (1) person, in multiple accounts, shall be aggregated.

         Section 4.2 Surrender and Delivery of Shares. Promptly after the Effective Time, the Surviving Corporation shall cause Norwest Stock Transfer, as the Surviving Corporation's Exchange Agent, to mail to each person who was, at the Effective Time, a holder of record of issued and outstanding Cancelled Shares a Letter of Transmittal, and instructions, for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Cancelled Shares. Upon surrender to the Exchange Agent of such certificates, together with such Letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall cause the Exchange Agent promptly to deliver to the persons entitled thereto a certificate in the name of such person representing New Common Stock to which such person is entitled. If delivery of such certificate is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorse [sic] or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent and Surviving Corporation that such tax has been paid or is not applicable.


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         Section 4.3 Transfer of Shares After the  Effective  Time. No transfers of Cancelled Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

         Section 4.4 Dissenting Shareholders. Each share of Company Common Stock with respect to which the holder thereof is entitled to an appraisal pursuant to
Section 7-4-123 of the CC ("Dissenting Shares") shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to Sections 7-4-123 and 7-4-124 of the CCC, unless such holder shall have effectively withdrawn, or forfeited, such right to appraisal, at which time such Company Common Stock shall be converted into and represent a right to receive the Merger Consideration in respect thereof in accordance with
Section 4.1 hereof.

                    ARTICLE V. REPRESENTATIONS AND WARRANTIES

         Section 5.1 Representations and Warranties of Nortech Delaware. Nortech Delaware hereby represents and warrants to the Company as follows:

                  (a) Organization, Corporate Power and Good Standing of Nortech Delaware. Nortech Delaware is a corporation legally incorporated, duly-organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to carry on its businesses, as now conducted and to own or lease its properties and other assets as now owned or leased.

                  (b) New Common Stock. The New Common Stock is duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and non-assessable shares of common stock of Nortech Delaware.

                  (c) Authority;  Binding Obligation.  Nortech Delaware has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required corporate action of Nortech Delaware. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Nortech Delaware, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

         Section 5.2 Representations and Warranties of the Company. The Company represents and warrants to Nortech Delaware, as the Surviving Corporation pursuant to this Merger, as follows:


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                  (a)  Organization,  Corporate  Power and Good  Standing of the
         Company. The Company is a corporation legally incorporated, duly organized, validly existing in good standing under the laws of the State of Colorado and has the corporate power and authority to carry on its businesses as now conducted and to own or lease its properties and other assets as now owned or leased. The Company is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its business or its ownership of property requires such qualifications.

                  (b) Authority;  Binding Obligation. The Company has full power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of
         Directors of the Company and except for its consent of the Company's shareholders contemplated by Section 6.1, no other corporate action on the part of the Company or its shareholders is necessary to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, the Company, enforceable
         against  the  Company  in   accordance   with  its  terms   (except  as
         enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

                      ARTICLE VI. COVENANTS OF THE PARTIES

         Section 6.1 Consent of the Company's Shareholders. The Company will immediately take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a special or regular meeting of its shareholders for the purpose of voting on and approving this Agreement and approving the Merger.

         Section 6.2 Consents of Third Parties. The Company and Nortech Delaware each will use their respective best efforts to obtain such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions necessary to effect the transactions contemplated hereby, and to make such filings with governmental authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation: (i) the vigorous defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this Merger and the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or governmental authority vacated or reviewed; and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental authority in connection with this Agreement and the transactions contemplated hereby.


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                     ARTICLE VII. CONDITIONS TO THE CLOSING

         Section 7.1 Conditions to the Company's and Nortech Delaware's Obligations. The obligations of the Company and Nortech Delaware to consummate the Merger are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the Company and Nortech Delaware, to the extent permitted by applicable Colorado and Delaware law:

                  (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of at least a majority of the shares of Company Common Stock at a Regular or Special Meeting of Shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company and Colorado Law; and

                  (b) No Injunction.  No court of competent  jurisdiction  shall have issued an injunction enjoining the Merger or otherwise preventing any of the parties hereto from complying with its obligations hereunder.

                            ARTICLE VIII. TERMINATION

         Section 9.1 Headings. The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         Section 9.2 Entire Agreement. This Agreement (including all Exhibits hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or therein.

         Section 9.3 Counterparts. This Agreement shall be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         Section 9.4 Governing Law. This Agreement shall be governed by the laws of the State of Colorado (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to matters of validity, construction, effect and performance.

         Section 9.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         Section 9.6 Specific Performance. Nortech Delaware and the Company recognize that any breach of the terms of this Agreement will give rise to irreparable harm for which money damages, or damages at law, would not be an adequate remedy, and accordingly, agree that, in addition to other remedies, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

         Section 9.7 Construction. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all works shall include the singular and plural.

         Section 9.8 References. Unless otherwise specified, references in this Agreement to "Sections", "Subsections" or "Articles" refer to the sections, subsections or articles in this Agreement.

         Section 9.9 Survival. All representations, warranties, agreements and obligations contained in this Agreement, or in any Exhibit or statement contained herein shall survive (and not be affected in any respect by) the Closing or termination of this Agreement, any investigation conducted by any party hereto, or any information which any party may receive.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed effective the day and year first above written.

                                       NORTECH FOREST TECHNOLOGIES,
                                       INC., a Delaware corporation ("Nortech
                                       Delaware" or the "Surviving Corporation")


                                       By:      /s/ Robert H. Gilbertson
                                           Robert H. Gilbertson
                                           Its  Chief Executive Officer

                                       NORTECH FOREST TECHNOLOGIES,
                                       INC., a Colorado corporation (the
                                       "Company")


                                        By:      /s/ Robert H. Gilbertson
                                           Robert H. Gilbertson
                                           Its Chief Executive Officer

                              SECRETARY CERTIFICATE

         I, Thomas J. Puff, Secretary of Nortech Forest Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the attached Agreement and Plan of Merger between Nortech Forest Technologies, Inc., a Colorado corporation, and Nortech Forest Technologies, Inc., a Delaware corporation, after having been first duly signed on behalf of Nortech Forest Technologies, Inc., a Colorado corporation, and approved by such corporation's shareholders at an Annual Meeting of Shareholders held in Minneapolis, Minnesota, on June 21, 1995, that said Agreement and Plan of Merger between said companies was duly adopted pursuant to Subsection (f) of Section 251 of Title 8 of the Delaware Code by the Board of Directors of Nortech Forest Technologies, Inc., a Delaware corporation, without any vote of the stockholders of such surviving corporation; and that, no shares of stock of Nortech Forest Technologies, Inc., a Delaware corporation, were issued prior to the adoption by its Board of Directors of the resolution approving the Agreement and Plan of Merger, and that, Subsection (f) of Section 251 of Title 8 of the Delaware Code is applicable, and further, that the Agreement and Plan of Merger was thereby adopted by action of the Board of Directors of Nortech Forest Technologies, Inc., a Delaware corporation, and is the duly-adopted agreement and act of said Delaware corporation.

         WITNESS my hand this 21st day of June, 1995.

                                                /s/ Thomas J. Puff
                                               Its Secretary

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       AND
                           ARTICLES AND PLAN OF MERGER
                                       OF
                       NORTECH FOREST PRODUCTS, INC. INTO
                        NORTECH FOREST TECHNOLOGIES, INC.

         The directors of Nortech Forest Technologies, Inc., a Delaware corporation, ("NFTI") owning at least 90 percent of the outstanding shares of each class and series of Nortech Forest Products, Inc., a Minnesota corporation ("NFP"), having resolved by unanimous written consent effective August 2, 1995 to merge NFP into NFTI, do hereby adopt the following Certificate of Ownership and Merger and Articles and Plan of Merger, pursuant to Section 253 of the Delaware General Corporation law and Minnesota Statutes Section 302A.621:

                                       I.

         The names of the corporations participating in the merger and the States under the laws of which they are respectively organized are as follows:

         Name of Corporation                                           State
         Nortech Forest Technologies, Inc.                            Delaware
         Nortech Forest products, Inc.                                Minnesota

                                       II.

         The laws of the State of Minnesota and the State of Delaware permit the merger of NFP and NFTI.

                                      III.

         The  name  of  the  surviving   corporation   will  be  Nortech  Forest
Technologies, Inc. and such corporation will be governed by the laws of the State of Delaware.

                                       IV.

         The following Plan of Merger was approved by unanimous written consent of the directors of NFTI.

         1. In accordance with the provisions of the Minnesota Business Corporation Act and the Delaware General Corporation law, upon the filing of a Certificate of Ownership and Merger and
                  Articles and Plan of Merger with the Offices of the Secretaries of State of Minnesota and Delaware (the "Effective Time"), Nortech Forest Products, Inc. will be merged with, and into, Nortech Forest Technologies, Inc. and Nortech Forest Technologies, Inc. will be the surviving corporation and continue its separate existence under the laws of the State of Delaware.

         2. At the Effective Time, each share of the Common Stock, no par value, of Nortech Forest Products, Inc. currently issued and outstanding or held in treasury will, by virtue of the merger and without any action on the part of any holder thereof, be cancelled without payment of any consideration therefor or any conversion thereof.

                                       V.

         There are no other holders of NFP Common Stock, other than NFTI, and therefore, no copies of the Plan of Merger of NFTI have been mailed pursuant to Minnesota Statute Section 302A.621, Subd. 2. As the sole shareholder of NFP, NFTI hereby waives any said mailing and receipt of said Plan of Merger.

                                       VI.

         The number of authorized and outstanding shares of each class and series of the NFP and the number of shares of each class and series owned by NFTI are as follows:


        Authorized Capital Stock;         Number of         Number of Shares
        Designation of                    Outstanding       of Each Class and
        Class and Series                  Shares            Series Owned by NFTI

        (1)  Common Stock,                1,312,568               1,312,568
             no par value

        (2)  Preferred Stock,                     0                       0
             no par value


                                      VII.

         NFTI, as the surviving corporation, agrees that it may be served with process in Minnesota in any proceeding for the enforcement of any obligation of NFP and in any proceeding for the enforcement of the rights of a dissenting shareholder of NFP against NFTI.

         Furthermore, NFTI, as the surviving corporation, irrevocably appoints the Secretary of State of Minnesota as its agent to accept service of process in any proceeding. The address to which the Secretary of state may mail a copy of any process that may be served on it is Nortech Forest Technologies, Inc., 7600 West 27th Street, Suite B11, St. Louis Park, Minnesota 55426.

         NFTI, as the surviving corporation, agrees that it will promptly pay to the dissenting shareholders of NFP the amount, if any, to which they are entitled under Minnesota Statue Section 302A.473.

                                      VIII.

         Based upon the  foregoing,  and the  requirements  of Minnesota  Statue
Section 302A.621, et. seq., NFTI, constituting and being the surviving parent corporation of the aforementioned statutory merger, hereby requests that the Secretaries of State of Minnesota and Delaware duly issue Certificates of Merger to counsel to NFTI as soon as practicable.

                                       IX.

         NFTI, as the surviving parent corporation of the aforementioned statutory merger, hereby requests that the merger of NFP into NFTI be deemed effective and fully consummated upon the filing of this Certificate of Ownership and Merger and Articles and Plan of Merger with the Offices of the Minnesota and Delaware Secretaries of State.

         IN WITNESS WHEREOF, Nortech Forest Technologies, Inc. has caused this Certificate of Ownership and Merger and Articles and Plan of Merger to be executed on its behalf by the undersigned, thereunto duly authorized, as of the day and year set forth below.

                                           NORTECH FOREST TECHNOLOGIES, INC.,
                                           a Delaware corporation


Dated:  October 13, 1995                   By:  /s/ Robert H. Gilbertson
                                                Robert H. Gilbertson
                                           Its: Chief Executive Officer


STATE OF MINNESOTA                  )
                                    )ss.
COUNTY OF HENNEPIN                  )

         The foregoing instrument was acknowledged before me this 13th day of October, 1995, by Robert H. Gilbertson, the Chief Executive Officer of Nortech Forest Technologies, Inc., a corporation organized under the laws of Delaware, on behalf of the corporation.


                                                     /s/ Thomas J. Puff
                                                     Notary Public

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        NORTECH FOREST TECHNOLOGIES, INC.


         Nortech Forest Technologies, Inc., a corporation duly organized and existing under the General Corporation law of the State of Delaware (the "Corporation") does hereby certify:

         FIRST:  That the first  paragraph of Article Four of the  corporation's
Certificate of Incorporation is hereby amended to read as follows (the "Amendment"):

                                  ARTICLE FOUR

                  The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be three million seven hundred and fifty thousand (3,750,000) shares of Common Stock, $.01 par value, and five hundred thousand (500,000) shares of Preferred Stock, $.01 par value. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:....

         SECOND: That the following paragraph is hereby added to the end of such Article Four:

                  Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, pursuant to a plan of recapitalization in order to effect a reverse stock split approved by the Board of Directors and the stockholders, one share of Common Stock shall be issued in exchange for every four shares of Common Stock outstanding as of the date of the filing of this Certificate of Amendment to the Certificate of Incorporation, provided that no fractional shares shall be issued and the corporation shall pay cash in lieu of issuing fractional shares.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Nortech Forest Technologies, Inc. has caused this Certificate of Amendment to be signed by Thomas J. de Petra, its Chief Executive Officer, and attested by R. Robert Wyant, its Secretary, this 23rd day of May, 1996.

                                                  By /s/ Thomas J. de Petra
                                                     Thomas J. de Petra
                                                     Chief Executive Officer
Attest:

/s/ R. Robert Wyant
R. Robert Wyant, Secretary